Exhibit 97
Kimball Electronics, Inc.
EXECUTIVE COMPENSATION RECOVERY (“CLAWBACK”) POLICY

Introduction

Kimball Electronics, Inc. (“Company”) believes that it is in the best interests of the Company and its Share Owners to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board of Directors (“Board”) has therefore adopted this policy which provides for the Recoupment of certain executive compensation from Covered Executives in the event of a Restatement or Misconduct ("Policy"). This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to Recoverable Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 ("Exchange Act"). Please refer to Exhibit A attached hereto for the definitions of capitalized terms used throughout this Policy.
Administration

This Policy shall be administered by the Board or its designee (the “Administrator”). Any determinations made by the Administrator shall be final and binding on all affected individuals.

Recoupment

In the event of a Restatement, the Administrator will require reimbursement or forfeiture of any Recoverable Incentive Compensation received by any Covered Executive during the Applicable Period. Such recovery will be made without regard to any individual knowledge or responsibility related to the Restatement or the Recoverable Incentive Compensation.

Legal and Compliance Violations; Misconduct

Compliance with our Code of Conduct and applicable laws and other corporate policies is a pre-condition to earning incentive compensation at the Company. In the event of Misconduct, the Company may, at the direction of the Administrator seek recovery of all or a portion of the Recoverable Incentive Compensation awarded or paid to the Covered Executive for the Applicable Period in which the violation occurred. In addition, the Company may, at the direction of the Administrator, conclude that any unpaid or unvested Incentive Compensation has not been earned and must be forfeited.

Policy – Clawback (17Nov23)

Amount Subject to Recovery

The Recoverable Incentive Compensation will be calculated as the excess of the incentive compensation paid to the Covered Executive based on the erroneous data over the incentive compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Administrator.

If the Administrator cannot determine the amount of Recoverable Incentive Compensation received by the Covered Executive directly from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement.

Method of Recoupment

The Administrator will determine, in its sole discretion and where such action is appropriate and compliant with applicable laws, including without limitation U.S. Internal Revenue Code Section 409A or an exemption thereto, the method for recouping Recoverable Incentive Compensation hereunder which may include, without limitation:
(a)requiring reimbursement of cash Recoverable Incentive Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c)offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d)cancelling outstanding vested or unvested equity awards; and/or
(e)taking any other remedial and recovery action permitted by law, as determined by the Administrator.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded incentive compensation or any Recoverable Incentive Compensation.
Interpretation

The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D-1 of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.

Policy – Clawback (17Nov23)

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any Recoverable Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed.
Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect regulations adopted by the Securities and Exchange Commission under Section 10D-1 of the Exchange Act and to comply with any rules or standards adopted by the Securities and Exchange Commission and/or a national securities exchange on which the Company's securities are listed. The Board may terminate this Policy at any time, to the extent permitted by applicable law.

As adopted by the Board of Directors of Kimball Electronics, Inc. on November 17, 2023

Policy – Clawback (17Nov23)

Exhibit A – Definitions

For purposes of this Policy:

“Applicable Period” means the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement.

“Covered Executives” means the Company's current and former executive officers, as determined by the Company’s Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Board.

“Incentive Compensation” means any of the following; provided that, such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure:
•Annual bonuses and other short- and long-term cash incentives.
•Stock options.
•Stock appreciation rights.
•Restricted stock.
•Restricted stock units.
•Performance shares.
•Performance units.

Financial reporting measures include “Performance Goals” as that term is defined in the Company’s long-term equity and short-term incentive plans and any other such financial reporting measures as may be adopted by the Company from time to time, whether they relate to the performance of the Company as a whole, a business unit, division, department, individual, or any combination of these and/or are applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof.

For the avoidance of doubt, Incentive Compensation does not include (i) base salaries; (ii) bonuses paid solely on a discretionary basis, upon satisfying one or more subjective standards, and/or after the passage of time or a specified employment period; or (iii) non-equity incentive plan awards earned solely upon satisfying one or more strategic, operational, or non-financial performance measures. Notwithstanding the foregoing, in the case of any Misconduct, Incentive Compensation will include (ii) and (iii).

“Misconduct” means that the Company in its sole discretion concludes that a Covered Executive (1) committed a significant legal or compliance violation in connection with the Covered Executive’s employment, including a violation of the Company’s Code of Conduct or applicable laws, (2) was aware of or willfully blind to the same that occurred in an area over which the Covered Executive had supervisory authority, and/or (3) Cause, as defined by any
Policy – Clawback (17Nov23)

applicable Company equity incentive plan, including without limitation the Company’s 2023 Equity Incentive Plan.

“Recoverable Incentive Compensation” means (a) in the case of any Restatement, the amount of any Incentive Compensation (calculated on a pre-tax basis) earned by a Covered Officer during the Applicable Period that is in excess of the amount that otherwise would have been earned for such Applicable Period if the calculation were based on the Restatement, and (b) in the case of any Misconduct, the amount of any Incentive Compensation (calculated on a pre-tax basis) awarded or paid, or in the case of unvested Incentive Compensation that was granted, to a Covered Officer that the Administrator determines, in its sole discretion, to be appropriate in light of the scope and nature of the Misconduct.

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether Company or Covered Executive misconduct caused such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

Policy – Clawback (17Nov23)